Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299
MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Third Quarter 2010

Financial Results

•	Net Revenue less provision for uncollectibles increased 6.3% to $385.8 million over the prior year third quarter

•	Net Earnings of $17.6 million

•	Diluted Net Earnings per share of $0.27

•	Operating cash flows increased 29.8% to $45.8 million

•	Adjusted EBITDA increased 10.8% to $40.8 million

KNOXVILLE, Tenn. – November 9, 2010 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its third quarter of 2010.

“We are very pleased with our third quarter results, highlighted by solid growth in revenues, net earnings, operating cash flow and Adjusted EBITDA. We achieved positive same contract volume, despite a challenging volume comparison from the third quarter of 2009, with associated revenue growth also driven by increased estimated collections per visit. Effective management of our cost structure and efficient M&A integration processes also contributed to the expansion of our Adjusted EBITDA margin and profitability. This performance has enabled us to continue to delever our capital structure, as we recently called for redemption the $45.5 million outstanding balance of our 11.25% senior subordinated notes. We are excited about our growth prospects and believe that our organization is well positioned for continued success,” said TeamHealth President and Chief Executive Officer, Greg Roth.

2010 Third Quarter Results

Net revenue less provision for uncollectibles (“revenue less provision”) increased 6.3% to $385.8 million from $363.0 million in the third quarter of 2009. Acquisitions contributed 8.6% of the growth in net revenue less provision. Same contract revenue (excluding the military division) contributed 2.1% of the growth. Same contract revenue associated with the military division reduced growth by 1.1%. New contracts, net of terminations (excluding the military division), contributed 1.2% of the growth. Net contract changes within the military division reduced quarter-over-quarter net revenue growth by 4.5%. Overall, the military division reduced quarter-over-quarter revenue growth by 5.5%, while all other areas contributed an 11.8% increase in net revenue less provision.

Same contract revenue less provision increased 1.1% to $327.4 million from $323.7 million in the third quarter of 2009. Increases in estimated collections on fee-for-service visits of 4.1% provided approximately 3.0% of same contract revenue growth between quarters. Fee for service volume growth provided a 0.8% increase in same contract revenue growth, as the number of visits increased 1.1% from the same contract volume growth above historical trends reported in the third quarter of 2009. Declines in contract and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract revenue growth by 2.7%. Acquisitions contributed $31.1 million of growth between quarters. Net new contract revenue increased by $4.3 million, prior to changes within military staffing contracts which resulted in a total decline in this category of $16.2 million between quarters. Total declines in military revenue, inclusive of changes in same contract revenue, were $20.0 million between quarters.

Reported net earnings were $17.6 million, or $0.27 diluted net earnings per share, compared to net earnings of $13.5 million, or $0.28 pro forma diluted net earnings per share, in the third quarter of 2009.

Cash flow provided by operations increased to $45.8 million from $35.3 million in the same quarter in 2009. The $10.5 million increase was principally due to an increase in net earnings and a reduced level of accounts receivable funding between quarters.

Adjusted EBITDA increased to $40.8 million from $36.8 million, and Adjusted EBITDA margin increased to 10.6% from 10.1% compared to the same quarter in 2009. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

2010 Nine Months Results

Revenue less provision increased 4.8% to $1.13 billion from $1.07 billion in the nine months ended September 30, 2009. Acquisitions contributed 6.8% of the growth. Same contract revenue (excluding the military division) contributed 1.6% of the growth. Same contract revenue associated with the military division reduced growth by 0.7%. New contracts, net of terminations (excluding the military division), contributed 1.3% of the growth. Net contract changes within the military division reduced period-over-period net revenue growth by 4.2%. Overall, the military division reduced period-over-period revenue growth by 4.8%, while all other areas contributed a 9.6% increase in net revenue less provision.

Same contract revenue less provision increased 1.0% to $931.0 million from $921.9 million in the same period a year ago. Increases in estimated collections on fee-for-service visits of 3.8% provided approximately 2.7% of same contract revenue growth between periods. Fee-for-service volume growth provided a 0.2% increase in same contract revenue growth, as the number of visits increased 0.3%. Declines in contract and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract revenue growth by 1.9%. Acquisitions contributed $72.6 million of growth between periods. Net new contract revenue increased by $14.2 million prior to changes within military staffing contracts which resulted in a total decline in this category of $44.8 million between periods. Total declines in military revenue, inclusive of changes in same contract revenue, were $52.2 million between periods.

Reported net earnings were $47.1 million, or $0.73 diluted net earnings per share, compared to net earnings of $55.2 million, or $1.13 pro forma diluted net earnings per share in the same period of 2009. Included in the 2010 nine months results were costs of $16.2 million associated with the Company’s first quarter 2010 partial bond redemption and the contract intangible impairment charge of $2.5 million. Financial results for the 2010 nine months also reflected a reduction of professional liability reserves related to prior years of $7.2 million, compared to a prior year professional liability reserve adjustment of $18.8 million in the nine months period in 2009, resulting from favorable changes in actuarial loss estimates during each period. Following these adjustments, diluted net earnings per share were $0.84 for the nine months ended September 30, 2010, compared to $0.89 for the nine months ended September 30, 2009.

Cash flow provided by operations was $60.3 million compared to $84.6 million for the same period of 2009. Included within operating cash flow in 2010 were $13.8 million of cash costs associated with the first quarter 2010 partial bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed.

Adjusted EBITDA was $133.4 million compared to $137.1 million in the same period of 2009. Excluding the impact of the prior year professional liability reserve adjustments, Adjusted EBITDA was $126.2 million and $118.2 million, respectfully, in each period. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definition of Adjusted EBITDA and its reconciliation to net earnings.

As of September 30, 2010, the Company had cash and cash equivalents of approximately $24.6 million and $125.0 million of available borrowings under a revolving credit facility (without giving effect to $7.4 million of undrawn letters of credit). During the nine months ended September 30, 2010, the Company redeemed $157.5 million of its 11.25% Senior Subordinated Notes (the “Notes”), which resulted in a charge of $14.9 million consisting of the payment of bond premiums in the amount of $11.0 million and the write off of $3.9 million of previously deferred financing costs. In addition, interest expense of $1.3 million was recognized on the bonds that were redeemed during the nine months ended September 30, 2010. The Company also made scheduled debt repayments of $3.2 million during the first nine months of 2010. As a result, the Company’s total outstanding debt as of September 30, 2010 was $450.3 million and there were no amounts outstanding under its revolving credit facility.

On November 1, 2010, the Company announced its intention to redeem the remaining $45.5 million of outstanding Notes at a redemption price of 102.813% effective December 1, 2010. The redemption of the remaining Notes will be funded by existing cash on hand. To the extent that existing cash on hand is less than the redemption price, the remaining balance will be funded by the Company’s revolving credit facility borrowings. As a result of the redemption notice, the Company has classified the Notes as a current liability as of September 30, 2010. The redemption of the Notes will result in an estimated loss on extinguishment of debt of $2.3 million. Included in the calculation of the loss is the write-off of deferred financing costs of approximately $1.0 million.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “Providing patients with the highest quality of care continues to be TeamHealth’s number one priority. Our investment in proprietary information technology systems and infrastructure continues to drive positive results for our hospital clients’ goals for patient safety, operational efficiency and customer satisfaction. We continue to enjoy a reputation of being a stable and attractive partner for strong physician groups, and are pleased with the successful integration of our recent acquisitions. As the healthcare landscape continues to become more complex, we believe TeamHealth’s services and infrastructure will be in increasingly greater demand.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, November 10, to discuss its third quarter 2010 results at 10:00 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4374783. The replay will be available until November 17, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on to the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its seven principal service lines located in 14 regional sites, TeamHealth’s approximately 5,500 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, teleradiology, and pediatric staffing and management services to approximately 540 civilian and military hospitals, clinics, and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 and the Company’s most recent annual report on Form 10-K. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the 11.25% Senior Subordinated Notes is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue less provision for uncollectibles. We believe that the disclosure of the calculation of Adjusted EBITDA and Adjusted EBITDA margin provides information that is useful to an investor’s understanding of our covenant compliance (in the case of Adjusted EBITDA) and financial flexibility. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under generally accepted accounting principles (“GAAP”). They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.

Since Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA Margin, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2009	September 30, 2010
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$170,331	$24,645
Accounts receivable, less allowance for uncollectibles of $178,712 and $223,166 in 2009 and 2010, respectively	237,703	259,430
Prepaid expenses and other current assets	17,040	25,165
Receivables under insured programs	17,615	10,952

Total current assets	442,689	320,192
Investments of insurance subsidiary	86,975	96,537
Property and equipment, net	28,850	33,318
Other intangibles, net	59,505	68,017
Goodwill	213,978	256,158
Deferred income taxes	44,880	38,564
Receivables under insured programs	24,708	33,677
Other	39,361	40,480

	$940,946	$886,943

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$17,472	$15,882
Accrued compensation and physician payable	124,380	122,368
Other accrued liabilities	83,955	82,970
Income tax payable	2,979	8,538
Current maturities of long-term debt	161,752	49,773
Deferred income taxes	34,764	35,998

Total current liabilities	425,302	315,529
Long-term debt, less current maturities	449,273	400,563
Other non-current liabilities	158,703	189,081
Shareholders’ equity (deficit):
Common stock, 100,000 shares authorized, 62,401 and 64,452 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	624	645
Additional paid-in capital	490,989	515,265
Accumulated deficit	(582,708)	(535,636)
Accumulated other comprehensive (loss) earnings	(1,237)	1,496

Total shareholders’ deficit	(92,332)	(18,230)

	$940,946	$886,943

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,
	2009	2010
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$637,480	$690,648
Provision for uncollectibles	274,499	304,814

Net revenue less provision for uncollectibles	362,981	385,834
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	281,185	298,937
Professional liability costs	13,479	13,967
General and administrative expenses	32,348	33,374
Other expenses (income)	804	(1,154)
Depreciation and amortization	4,696	6,927
Interest expense, net	8,549	5,252
Transaction costs	419	265

Earnings before income taxes	21,501	28,266
Provision for income taxes	8,001	10,712

Net earnings	$13,500	$17,554

	Three Months Ended September 30,
	2009 (Pro forma)	2010
Net earnings per share
Basic	$0.28	$0.27
Diluted	$0.28	$0.27
Weighted average shares outstanding
Basic	48,754	64,193
Diluted	49,061	64,496

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Nine Months Ended September 30,
	2009	2010
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$1,868,002	$1,978,586
Provision for uncollectibles	793,345	852,760

Net revenue less provision for uncollectibles	1,074,657	1,125,826
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	828,268	865,362
Professional liability costs	19,145	33,187
General and administrative expenses	93,182	97,117
Other expenses (income)	2,324	(437)
Depreciation and amortization	14,028	19,765
Interest expense, net	27,671	15,936
Transaction costs	578	723
Impairment of intangibles	—	2,523
Loss on extinguishment of debt	—	14,862

Earnings before income taxes	89,461	76,788
Provision for income taxes	34,230	29,716

Net earnings	$55,231	$47,072

	Nine Months Ended September 30,
	2009 (Pro forma)	2010
Net earnings per share
Basic	$1.13	$0.73
Diluted	$1.13	$0.73
Weighted average shares outstanding
Basic	48,834	64,113
Diluted	49,040	64,584

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2009	2010
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$13,500	$17,554
Adjustments to reconcile net earnings:
Depreciation and amortization	4,696	6,927
Amortization of deferred financing costs	518	493
Employee equity based compensation expense	187	732
Provision for uncollectibles	274,499	304,814
Deferred income taxes	(2,738)	712
Loss on disposal of equipment	36	14
Equity in joint venture income	(480)	(745)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(277,861)	(304,176)
Prepaids and other assets	5,240	(451)
Income tax accounts	3,571	921
Accounts payable	6,295	3,282
Accrued compensation and physician payable	12,738	13,802
Other accrued liabilities	(1,663)	(1,243)
Professional liability reserves	(3,280)	3,129

Net cash provided by operating activities	35,258	45,766

Investing Activities
Purchases of property and equipment	(1,208)	(3,399)
Cash paid for acquisitions, net	(88)	(48,398)
Purchases of investments by insurance subsidiary	(19,811)	(24,054)
Proceeds from investments by insurance subsidiary	20,052	22,326
Other investing activities	6	1

Net cash used in investing activities	(1,049)	(53,524)

Financing Activities
Payments on notes payable	(1,062)	(1,062)
Proceeds from revolving credit facility	—	53,000
Payments on revolving credit facility	—	(53,000)
Proceeds from the exercise of stock options	—	175
Redemption of common units	(20)	—

Net cash used in financing activities	(1,082)	(887)

Net increase (decrease) in cash	33,127	(8,645)
Cash and cash equivalents, beginning of period	79,867	33,290

Cash and cash equivalents, end of period	$112,994	$24,645

Interest paid	$3,038	$3,976

Taxes paid	$7,165	$9,079

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2009	2010
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$55,231	$47,072
Adjustments to reconcile net earnings:
Depreciation and amortization	14,028	19,765
Amortization of deferred financing costs	1,554	1,522
Employee equity based compensation expense	558	1,342
Provision for uncollectibles	793,345	852,760
Impairment of intangibles	—	2,523
Deferred income taxes	2,782	5,919
Loss on extinguishment of debt	—	3,837
Loss on disposal of equipment	75	23
Equity in joint venture income	(1,473)	(1,882)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(792,051)	(869,721)
Prepaids and other assets	(11,658)	(11,056)
Income tax accounts	16,051	5,531
Accounts payable	3,582	(1,736)
Accrued compensation and physician payable	14,019	(675)
Other accrued liabilities	(1,465)	(547)
Professional liability reserves	(9,957)	5,610

Net cash provided by operating activities	84,621	60,287

Investing Activities
Purchases of property and equipment	(5,244)	(7,273)
Cash paid for acquisitions, net	(2,787)	(52,557)
Purchases of investments by insurance subsidiary	(92,962)	(51,925)
Proceeds from investments by insurance subsidiary	87,882	44,143
Other investing activities	9	5

Net cash used in investing activities	(13,102)	(67,607)

Financing Activities
Payments on notes payable	(3,187)	(3,187)
Payments on 11.25% senior subordinated notes	—	(157,502)
Proceeds from revolving credit facility	—	109,800
Payments on revolving credit facility	—	(109,800)
Proceeds from sale of common shares	—	21,762
Proceeds from the exercise of stock options	—	561
Redemption of common units	(1,736)	—

Net cash used in financing activities	(4,923)	(138,366)

Net increase (decrease) in cash	66,596	(145,686)
Cash and cash equivalents, beginning of period	46,398	170,331

Cash and cash equivalents, end of period	$112,994	$24,645

Interest paid	$22,426	$16,896

Taxes paid	$15,360	$18,312

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA. Under the indenture governing the 11.25% Notes, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our covenant compliance and financial flexibility under our indenture covenants. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the 11.25% Notes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(in thousands)
Net earnings	$13,500	$17,554	$55,231	$47,072
Interest expense, net	8,549	5,252	27,671	15,936
Provision for income taxes	8,001	10,712	34,230	29,716
Depreciation and amortization	4,696	6,927	14,028	19,765
Other expenses (income)(a)	804	(1,154)	2,324	(437)
Loss on extinguishment of debt(b)	—	—	—	14,862
Impairment of intangibles	—	—	—	2,523
Transaction costs(c)	419	265	578	723
Stock based compensation expense(d)	187	732	558	1,342
Insurance subsidiary interest income	640	456	2,138	1,825
Severance and other charges	(22)	20	301	115

Adjusted EBITDA*	$36,774	$40,764	$137,059	$133,442

*	Adjusted EBITDA totals are not adjusted for the favorable effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $7,219 for the nine months ended September 30, 2009 and 2010, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $118,235 and $126,223 for the nine months ended September 30, 2009 and 2010, respectively.
(a)	Reflects sponsor management fee and loss on disposal of assets in 2009 and loss on disposal of assets and changes in the fair value of investments in 2010.
(b)	Reflects the loss on the redemption of a portion of the 11.25% Notes, including the write-off of deferred financing costs of $3,837.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects, for 2009, costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health, Inc. 2005 Unit Plan and, for 2010, reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended September 30,
	2009	2010
	(in thousands)
Same contracts:
Fee-for-service revenue	$230,244	$242,486
Contract and other revenue	93,480	84,933

Total same contracts	323,724	327,419
New contracts, net of terminations:
Fee-for-service revenue	14,045	12,989
Contract and other revenue	25,212	14,366

Total new contracts, net of terminations	39,257	27,355
Acquired contracts:
Fee-for-service revenue	—	18,009
Contract and other revenue	—	13,051

Total acquired contracts	—	31,060
Consolidated:
Fee-for-service revenue	244,289	273,484
Contract and other revenue	118,692	112,350

Total net revenue less provision for uncollectibles	$362,981	$385,834

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended September 30,
	2009	2010
	(in thousands)
Fee-for-service visits and procedures:
Same contract	1,865	1,886
New and acquired contracts, net of terminations	138	228

Total fee-for-service visits and procedures	2,003	2,114

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Nine Months Ended September 30,
	2009	2010
	(in thousands)
Same contracts:
Fee-for-service revenue	$646,221	$672,870
Contract and other revenue	275,647	258,166

Total same contracts	921,868	931,036
New contracts, net of terminations:
Fee-for-service revenue	64,390	67,827
Contract and other revenue	83,032	49,008

Total new contracts, net of terminations	147,422	116,835
Acquired contracts:
Fee-for-service revenue	5,367	48,140
Contract and other revenue	—	29,815

Total acquired contracts	5,367	77,955
Consolidated:
Fee-for-service revenue	715,978	788,837
Contract and other revenue	358,679	336,989

Total net revenue less provision for uncollectibles	$1,074,657	$1,125,826

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Nine Months Ended September 30,
	2009	2010
	(in thousands)
Fee-for-service visits and procedures:
Same contract	5,207	5,221
New and acquired contracts, net of terminations	669	847

Total fee-for-service visits and procedures	5,876	6,068

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